225 Franklin Street Boston, MA 02110-2804 United States of America

News Release

For Release:	IMMEDIATELY

Contact:	Edward J. Resch	Investors:	Kelley MacDonald	Media:	Hannah Grove
	+1 617/664-1110		+1 617/664-3477		+1 617/664-3377

Underwriters Exercise Overallotment Options for Common Stock, SPACES(SM), and Capital Securities

          BOSTON, MA - January 17, 2003 -- State Street Corporation (NYSE: STT) today announced that the underwriters have exercised their overallotment options to purchase an additional 933,000 shares of common stock, an additional 225,000 units of SPACES(SM), and an additional $45 million of floating-rate, medium-term capital securities, originally priced on January 14, 2003, for public sale. Including the overallotment options, State Street offered an aggregate of 7,153,000 shares of common stock, $345 million, or 1,725,000 units, of SPACES, and $345 million of floating-rate, medium-term capital securities. SPACES are collateralized, forward purchase contract units for additional shares of common stock of State Street.

          State Street expects to receive aggregate net proceeds from the offerings, including the overallotment options, of approximately $595 million at closings expected next week. These net proceeds will be used to fund a portion of the up-front purchase price payable upon the pending acquisition of Deutsche Bank AG's Global Securities Services business. As previously announced, State Street will not receive any proceeds from the sale of SPACES at next week's closings, but will receive proceeds upon settlement of the fixed-share purchase contracts underlying the SPACES units on November 15, 2005. The capital securities are subject to a mandatory redemption on December 15, 2005, provided certain regulatory requirements are satisfied, and otherwise are due on February 15, 2008.

          State Street Corporation (NYSE: STT) is the world's leading specialist in providing sophisticated global investors with investment servicing and investment management. With $6.2 trillion in assets under custody and $763 billion in assets under management, State Street is headquartered in Boston, Massachusetts and operates in 22 countries and over 100 markets worldwide. For more information, visit State Street's web site at www.statestreet.com.

          SPACES is a service mark of Goldman, Sachs & Co. and is the subject of a pending patent application. All rights reserved.

          This news announcement may contain forward-looking statements as defined by United States securities laws. Those statements are based on current expectations and involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in State Street's 2001 annual report and subsequent SEC filings. These include risks and uncertainties relating to synergies achievable with acquired businesses, the value of worldwide financial markets, levels of market interest rates, dynamics of markets served, pricing and competition, and the pace of new business. State Street encourages investors to read the Company's annual report, particularly the section on factors that may affect financial results, and its subsequent SEC filings for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this news announcement speak only as of the date hereof, January 17, 2003, and the Company will not undertake efforts to revise those forward-looking statements to reflect events after this date.

          This news announcement does not constitute an offer by State Street of any securities for sale. The offerings are made by means of a prospectus and related prospectus supplements, copies of which are available from Goldman, Sachs & Co., One New York Plaza, New York, NY 10004 and Deutsche Bank Securities Inc., 31 West 52nd Street, New York, NY 10019. Electronic copies of the prospectus and prospectus supplements are available from the Securities and Exchange Commission's Web site at www.sec.gov.

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